Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Frederic M. Burditt
Chief Financial Officer
CIRCOR International, Inc.
(781) 270-1200

Bill Higgins to Become Chairman of the Board of CIRCOR International, Inc.

Burlington, MA, December 8, 2008

CIRCOR International, Inc. (NYSE:CIR) today announced that A. William (“Bill”) Higgins has been elected to succeed David A. Bloss, Sr. as Chairman of the Board upon Mr. Bloss’ retirement from the Board. Mr. Bloss has announced his intention to retire from the Board at the conclusion of the Board’s February 2009 meetings.

Mr. Higgins has served as President and Chief Executive Officer of the Company since March 2008 and, previous to that, as Chief Operating Officer since joining the Company in January 2005. Commenting on his elevation to the Chairmanship position, Mr. Higgins stated, “I am honored by the trust that the Board has placed in me and view this opportunity as an affirmation by the Board of our strategic vision and of our management team’s commitment to operational excellence and continuous improvement that will drive increased stakeholder value.”

CIRCOR International, Inc. is a leading provider of valves and other highly engineered products that allow customers around the world to use fluid safely and efficiently in the instrumentation, fluid regulation, aerospace and energy markets. CIRCOR’s executive headquarters is located at 25 Corporate Drive, Burlington, MA 01803. The Company can be found on the World Wide Web at www.circor.com.